                                                                      Exhibit 3h

                   LETTER OF INTENT REGARDING THE DEVELOPMENT
                       OF THE LIJIAGOU LARGE Pb-Zn DEPOSIT

AMONG:

      PACIFIC CANADA RESOURCES INC.

      a corporation incorporated under the laws of Ontario (referred to herein as "PCR")

      Address: 3220 Colonial Drive, Mississauga, Ontario, Canada L5L 5K8
      Phone: (905) 607 - 9290; Fax: (905) 607 - 9449

AND:

      TECK EXPLORATION LTD.

      a corporation incorporated under the laws of Ontario (referred to herein as "TECK")

      Address: 200 Burrard St., Vancouver, B. C., V6C 3L9
      Phone: (604) 607 - 6100; Fax: (604) 687 - 1117

AND:

      BAIYIN NON-FERROUS METALS COMPANY

      a subsidiary of China National Non-Ferrous Metals Industry Corporation (refer-red to herein as "CNNC")

      a corporation incorporated under the laws of the People's Republic of China (referred to herein as "BAIYIN")

      Address:   Baiyin City, Gansu Province, China
      Phone:   (09430) 223 - 449; Fax: (09430) 223 - 165

                                    WHEREAS:

1. BAIYIN has been authorized and approved by CNNC to develop the Lijiagou large Pb-Zn deposit (the "Project"). BAIYIN has been authorized by CNNC to seek various sources of capital for the Project, including foreign investments.

2. BAIYIN faxed PCR the joint venture and site visit invitation for the Project in August, 1994 and April, 1995, respectively.

3. After receiving the joint venture invitation and geological summary of the Project, PCR and TECK expressed their interest in the Project to BAIYIN and accepted the site visit invitation.

4. Representatives from PCR and TECK visited BAIYIN and the Lijiagou Deposit during the May 9-14 period. BAIYIN gave detailed technical presentations about mineral resources in the Changba-Lijiagou region as well as the facilities of BAIYIN. A site visit followed, including the copper smelter, Pb-Zn smelters, Changba open pit mine and associated facilities, Lijiagou deposit, and Tianshui Transfer Station.

5. After the above said site visit, BAIYIN, PCR, and TECK carried out discussions about the possible cooperation between the three parties. The discussions were in a very warm and friendly atmosphere.

6. BAIYIN, PCR and TECK are willing to enter into this Letter of Intent on the basis of the above discussions and on the terms set out below. All the three parties wish to work on the Project in a timely fashion.

NOW THEREFORE, in consideration of the premises set out above, and the mutual promises set out below BAIYIN, PCR, and TECK agree as follows:

1.0 - INTERPRETATION

1.1   DEFINITION OF "PROPERTY"

      "PROPERTY" shall mean the Lijiagou Pb-Zn deposit which is located within the boundaries of Chen Xian, Gansu Province, in the People's Republic of China.

1.2   DEFINITION OF "THE PARTIES"

      "the Parties" shall mean BAIYIN, PCR and TECK.

1.2   LANGUAGE

      The parties agree that the English and Chinese language versions of this Letter of Intent are of equal validity and effect. There are three copies of both English and the Chinese versions. Each of the Parties holds an English and Chinese versions of this Letter of Intent.

3.0   CO-OPERATION PROCEDURE

      In order to assess the Project in a timely fashion, after friendly discussions, all the three parties agreed to use the following procedure:

      1. After the execution of this Letter of Intent, BAIYIN will provide PCR and TECK with technical information of the Project as soon as possible. PCR and TECK wishes BAIYIN to provide the following data (the "Data"). BAIYIN promised to provide the Data to PCR and TECK within the permissions of the regulations set up by the Chinese authorities.

            The Data includes:

            a) Location Map showing Nanzhou, Baiyin, Tianshui, Chen Xian, and Changba district.

            b) Regional Geological Map (Changba-Lijiagou district).

            c) Property Geological Map (Changba-Lijiagou district).

            d) Typical Cross-Section Maps.

            e) Typical Level Maps.

            f) Technical Reports of Changba-Lijiagou deposits.

            g) Overlay Map of the Changba-Lijiagou deposits and existing facilities.

      2. Upon receiving the Data set out above, PCR and TECK will conduct a preliminary assessment (the "Preliminary Assessment") in a timely fashion, and then confirm to BAIYIN the level of their interest in the Project.

      3. If PCR and TECK have positive conclusion about the investment in the Project after the Preliminary Assessment, then PCR and TECK will send an expert team to conduct a detail site visit (the "Detailed Site Visit") to BAIYIN and the Changba-Lijiagou district in a timely fashion. BAIYIN will arrange and co-operate the Detailed Site Visit and provide all the local support and services required for the Detailed Site Visit.

      4. After the Detailed Site Visit, PCR and TECK will conduct a detailed assessment or pre-feasibility study (the "Detailed Assessment") in a timely fashion. On the basis of the Detailed Assessment, PCR and TECK will make their investment decisions to the Project.

      5. After the Detailed Assessment, if PCR and TECK wish to set up a joint venture with BAIYIN (the "Joint Venture") to develop the Project jointly, the Parties will negotiate a final and final joint venture contract (the "Joint Venture Contract") in good faith.

      6. If PCR and TECK wish to set up the joint venture with BAIYIN on the Project after the Detailed Assessment, BAIYIN will seek approval from the appropriate government authorities, including, but not limited to, the application and approval of the Project, application and registration of joint venture enterprise (the "Joint Venture Enterprise"). PCR and TECK will provide to BAIYIN all reasonable assistance.

      7 After the Joint Venture Contract has been executed and the Joint Venture Enterprise has been formally approved by the various Chinese authorities, the three parties will jointly conduct a feasibility study (the "Feasibility Study") of the Project, including Chinese feasibility study, preliminary mine design, and construction design. The costs of the

            Feasibility Study will be shared by all the Parties corresponding to their respective equity interest in the Joint Venture. If the Joint Venture is implemented, the feasibility costs incurred by the three parties will be credited as capital contribution of the Joint Venture.

      8. If the Feasibility Study concludes that the Project meets the investment criteria and is economically and socially attractive, then the Joint Venture would be implemented pursuant to the terms set out in the Joint Venture Contract.

4.0   - FIRST RIGHT OF REFUSAL AND EXCLUSIVE RIGHT

      Upon execution of this Letter of Intent and before the Detailed Assessment, PCR and TECK wish to have first right of refusal (the "First Right of Refusal") which is only applied to non-Chinese investors. After the Detailed Assessment is initialized, PCR and TECK wish to have time limited exclusive investment and negotiation right ( the "Exclusive Right") to enter the Joint Venture Contract with BAIYIN with respect to the Project.

      BAIYIN agreed to grant PCR and TECK the above First Right of Refusal and Exclusive Right. The Exclusivity period will be determined through discussions in good faith after the Detailed Assessment starts.

5.0   - CONFIDENTIALITY OBLIGATIONS

5.1   BAIYIN

      BAIYIN agreed to preserve the confidentiality of all information obtained pursuant to this Letter of Intent (including, without limitation, any documents evidencing agreements between the parties) and not to disclose such information other than in accordance with the terms of this Letter of Intent excluding those Chinese government bodies which have right to know.

      If the business relationship is terminated among the parties, BAIYIN will return all the information provided by PCR and TECK to PCR and TECK.

5.2   PCR AND TECK

      PCR and TECK agreed to preserve the confidentiality of all information obtained pursuant to this Letter of Intent (including, without limitation, any documents evidencing agreements between the parties) and not to disclose such information other than in accordance with the terms of this Letter of Intent excluding those Canadian authorities which have a right to know.

      If the business relationship is terminated among the parties, PCR and TECK will return all the information provided by BAIYIN to BAIYIN.

5.3   OTHER JOINT VENTURE PARTNERS

      All parties agreed that each party can disclose all information obtained pursuant to this Letter of Intent to its respective joint venture partner.

6.0   - THE POTENTIAL JOINT VENTURE

6.1   CONTRIBUTIONS TO THE JOINT VENTURE

6.1.1 BAIYIN

      In consideration for its equity participation, BAIYIN shall contribute to the Joint Venture the following assets: (1) the mineral resources of Lijiagou; (2) existing facilities and assets, (3) capital.

6.1.2 PCR AND TECK

      In consideration for their equity participation, PCR and TECK shall contribute to the Joint Venture the following assets: (1) certain advanced equipment and technology, and (2) capital.

6.1.3 EVALUATION OF CONTRIBUTION

      The contributions from the Parties shall be evaluated by an independent evaluator according to common international practice.

6.2   EQUITY INTERESTS

      PCR and TECK wish to acquire a controlling interest (greater than 50%). BAIYIN agreed to discuss with the various government authorities to determine this issue as soon as possible under the permission of the Chinese government policies.

6.3   JOINT VENTURE FORMS

      The parties agreed that the Joint Venture could be one of the following three forms:

      1) contractual joint venture to develop the Lijiagou deposit only;

      2) equity joint venture to form a foreign joint venture enterprise (the "Joint Venture Enterprise") for the Project and more importantly, for long-term cooperation among the parties in a wider area. In order to attract international investors, the Joint Venture Enterprise shall be listed on a public stock exchange, e.g., Toronto Stock Exchange.

      3) equity joint venture to form an integrated mining company (mining, milling and refinery). BAIYIN will contribute Changba open pit mine and associated facilities, the mill plant, Lijiagou Pb-Zn deposit, and the Northwest Pb-Zn smelter and associated facilities.

      BAIYIN prefers the third joint venture form. However, the final form of joint venture will be determined through future negotiation in good faith.

6.4   CAPACITY AND MINING SCHEME

      The optimum capacity, development scheme, and step by step approach will be determined through future negotiation in good faith among the Parties after the Detailed Assessment by PCR and TECK.

6.5   EQUIPMENT, TECHNOLOGY, AND MANAGEMENT

      The Parties agreed that the Project shall employ advanced equipment, technology, and modern management.

6.6   PRODUCT SCHEMES

      The parties agreed that if the Joint Venture is in the first or second form as set up in section 6.3., then the product scheme would be producing concentrates for sale or producing metals for sale through custom smelting. The final product scheme would be determined through future negotiation. PCR and TECK could grant BAIYIN exclusive concentrate purchasing rights or custom smelting rights as long as the concentrate purchasing prices or custom smelting charges are determined by the Chinese and international standards.

6.7   EXPENSE INCURRED UP TO THE JOINT VENTURE CONTACT

      Before the execution of the Joint Venture Contract, each of the Parties shall be responsible for its own expenses incurred related to the Project. If the Joint Venture is conducted, then expenses incurred by each of the Parties shall be credited as part of the capital contribution to the Joint Venture. If the co-operation is terminated without signing the Joint Venture Contract, the expenses incurred by each of the Parties shall be treated as risk investment and the other parties shall not be responsible for the lose.

7.0   - GENERAL

7.1   ASSIGNMENT

      BAIYIN, PCR and TECK agreed that each party can assign this Letter of Intent to a third party provided that a written consent is given by the other parties in advance.

7.2   ADDITIONAL INVESTORS

      The parties further agreed:

      1) PCR and TECK may invite other companies to invest in the Joint Venture provided that such companies are non-Chinese.

      2) BAIYIN may invite other companies to invest in the Joint Venture provided that such companies are Chinese.

7.3   COUNTERPARTS

      This Letter of Intent, and any notices or other documents permitted or required by it, may be executed in counterparts, including copies which have been executed and then delivered by facsimile transmission.

IN WITNESS WHEREOF the parties have duly executed the English version of this Letter of Intent as of the date indicated beneath each signature below.


BAIYIN NON-FERROUS METALS COMPANY

By:  /s/ Ren Shichang
         Ren Shichang

Title: Deputy General Manager

Date:

PACIFIC CANADA RESOURCES INC.

By:  /s/ Ken Z. Cai
         Ken Z. Cai

Title: Managing Director

Date: May 26 '95

TECK EXPLORATION LTD.

By:  /s/ T. W. Spilsbury
         T. Wayne Spilsbury

Title: Vice President and General Manager (Asia)

Date: May 26, 95